UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2010
SONOCO PRODUCTS COMPANY

Commission File No. 0-516

Incorporated under the laws	I.R.S. Employer Identification
of South Carolina	No. 57-0248420
1 N. Second St.
Hartsville, South Carolina 29550
Telephone: 843/383-7000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
M. Jack Sanders, age 57, has been named president and chief operating officer of the Company effective December 3, 2010. Harris E. DeLoach, Jr., age 66, formerly chairman, president and chief executive officer will remain as chairman and chief executive officer.
Mr. Sanders joined Sonoco in 1987 as national sales and marketing manager, Wire and Cable Reels. In 1991, he was named general manager for Sonoco’s Protective Packaging division and was promoted to division vice president and general manager of Protective Packaging in 1998. He was elected a corporate officer and named vice president, Industrial Products, North America in 2001. He was subsequently named vice president, Global Industrial Products in 2005, senior vice president in 2006 and executive vice president in 2008. Prior to this promotion, Mr. Sanders had served as executive vice president, Global Consumer, since January 2010.
The Company has not entered into any material contracts, plans or arrangements with Mr. Sanders, nor has it amended any such existing contracts, plans or arrangements. There are no family relationships between Mr. Sanders and any other executive officer or director of the Company, and there are no arrangements or understandings pursuant to which he has been appointed. There are no transactions between the Company and Mr. Sanders that would constitute related person transactions under Item 404(a) of Regulation S-K.
Section 9 — Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.
(d)	Exhibit 99 — Registrant’s news release announcing the promotion of M. Jack Sanders to president and chief operating officer.

     SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SONOCO PRODUCTS COMPANY
Date: December 3, 2010	By:	/s/ C.J. Hupfer
C.J. Hupfer
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

99	Registrant’s news release announcing the promotion of M. Jack Sanders to president and chief operating officer.